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                                                                     Exhibit 2.8

                                                                   Final Version

                         STOCK PURCHASE OPTION CONTRACT

Stock Purchase Option Contract which is entered into on this 5th day of October, 1999, by Bidasoa, B.V., a Dutch-registered company, represented by ATC Management B.V., a Dutch-registered company, represented by Mr. Guido Nieuwenhuizen and Mr. Dirk Stolp (hereinafter Bidasoa), and Telefonica, S.A., a Spanish-registered company, represented by Mr. Diego Lozano Romeral (hereinafter "Telefonica, S.A.").

                                 REPRESENTATIONS

I.    Telefonica, S.A. represents, through its agent:

      1. It is a Spanish-registered company, duly organized pursuant to the laws of Spain.

      2. It is interested in formalizing this Stock Purchase Option Contract (hereinafter the "Contract") to grant Bidasoa the option of acquiring TN Shares (defined below) pursuant to the terms and conditions specified herein.

      3. It is the majority shareholder of Terra Networks, S.A., a Spanish company ("TN") whose line of business includes but is not limited to providing services of Internet access (ISP) and Portal, Services of Financial Information by electronic Media and "Business to Business" e-commerce service, all focused on the residential, SOHO, financial and corporate market, and that it is interested in expanding its share of that market in Mexico, with the intention, in the near future, of pooling the aforementioned businesses with other similar businesses at the world level and making a placement and initial public offering of its shares (IPO) and subsequent admission of such shares to trading on the Spanish Stock Exchanges, the NASDAQ or on stock exchanges of other countries.

II.   Bidasoa represents through its agent:

      1. It is a Dutch-registered company, duly organized pursuant to the laws of The Netherlands.

      2. It has an interest in entering into this Contract with Telefonica, S.A., for the purpose of having the option to acquire the "TN Shares" that are defined below and

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                                                                   Final Version

            that are the subject of this contract, once the conditions specified herein have been met.

This Contract contains the terms and conditions pursuant to which Bidasoa shall have the right to purchase, if it exercises the option that is provided in this contract, and Telefonica, S.A. shall have the obligation to sell to Bidasoa, on the Closing Date (as defined below), the TN Shares.

                                   DEFINITIONS

For the purposes of this contract, unless expressly indicated herein to the contrary, the words, terms and phrases listed below shall have the indicated meaning:

"TN Shares" shall mean common shares issued or to be issued by the company Terra Networks S.A., fully subscribed, paid in and free of any encumbrance, charge or allocation, that are registered so that, observing the restrictions that are established in this Contract with respect to said shares, they will have the characteristics necessary to be sold as of the Closing Date (which is defined below) on the Spanish Stock Exchanges (which is defined below) or on the NASDAQ (which is defined below), at Bidasoa's discretion, having an offering value pursuant to the subscription offering price of the institutional tranche of the IPO equal to US$220,000,000 (two hundred twenty million dollars).

"Spanish Stock Exchanges" shall mean the financial markets for buying and selling securities admitted to stock exchange listing, located in Spain and controlled by the Spanish National Commission on the Securities Market.

"Bidasoa" shall have the meaning that is indicated in the introductory paragraph of this contract.

"Closing" shall mean the act by means of which Telefonica, S.A. transfers the full ownership of the TN Shares, free of any encumbrance and limitation of ownership, to Bidasoa, and the act by means of which Bidasoa pays the Price of the TN Shares.

"Contract" shall mean this Stock Purchase Option Contract.

"Purchase Contract" shall mean the Purchase Contract signed today between Bidasoa, party of the first part, as seller, and Telefonica Servicios y Contenidos por la Red, S.A., party of the second part, as buyer (hereinafter Telefonica SCR" or "Teleline") which is for the purpose of transferring in the year 1999 all Terra shares with voting right representing 25% of its capital.


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"Stock Administration Deposit Contract" shall mean the Stock Administration
Deposit Contract that is attached to this contract, marked as Exhibit A.

"Controller" shall mean any company that owns at least ninety-nine percent (99%) of the shares of another company to which this term refers.

"Depository" shall mean Banco Argentaria, a Spanish-registered financial institution.

"Business day" or "Business Days" shall mean any day that is not a Saturday, Sunday or a day on which banks are permitted to close in any of the cities of Madrid, Spain, Monterrey, Nuevo Leon, Mexico, or Amsterdam, Holland.

"Dollar" or "Dollars" shall mean the currency of legal tender in the United States of America.

"Euro" or "Euros" shall mean the currency of legal tender in Spain and the European Community.

"Closing Date" shall mean the date on which the Closing occurs pursuant to the provisions of Clause Five of this Contract.

"Subsidiary" shall mean any company whose shares are owned for at least ninety-nine percent (99%) by another company that in turn owns at least ninety-nine percent (99%) of the shares of the company to which this term refers.

"IPO" or "Initial Public Offering" shall mean the primary or secondary placement and initial public offering of TN shares, and their subsequent admission to listing on any of the stock markets or exchanges of Spain, the United States of America or any other country, and on NASDAQ.

"Mexico" shall mean the United Mexican States.

"NASDAQ" shall mean National Association of Securities Dealers Automated Quotations, an information system operated by the National Association of Securities Dealers of the United States of America, which provides quotations of prices of securities that are traded outside of established securities exchanges (over-the-counter) by securities dealers.

"Parties" shall mean Bidasoa and Telefonica, S.A.

"Peso" or "Pesos" shall mean the currency of legal tender in Mexico.

"Price" shall mean the sum of US$220,000,000.00 (Two hundred twenty million dollars 00/100), which Bidasoa must pay as consideration for the TN shares pursuant to


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                                                                   Final Version

Clause 2.2 of this Contract if it exercises the purchase option covered under this Contract on the TN Shares.

"Institutional Price per Share" shall mean the price accepted by TN as the offering price per share of the shares issued by it that are offered to institutional investors as part of the IPO that is being conducted, as applicable, on the Spanish Stock Exchanges, the NASDAQ, or the securities exchanges of any other countries, on the date on which the IPO is conducted.

"Direct Subsidiary" shall mean any company whose shares are owned for at least ninety-nine percent (99%) by another company to which this term refers.

"Telefonica, S.A." shall mean Telefonica, S.A., a Spanish-registered company with head office at Gran Via, 28, or any affiliate or subsidiary thereof or company controlled by it, holding shares of stock in TN.

"Terra Networks," "Terra Networks, S.A." and "TN" shall mean Terra Networks S.A., a Spanish corporation, owning 100% minus one of the Terra shares.

"Terra" shall mean Terra Networks Mexico, S.A. de C.V., a Mexican-registered company, organized pursuant to public instrument number 6,232, the execution of which was witnessed by Eduardo Manautou Ayala, Esq., Notary Public Number 123 for the City of Monterrey, Nuevo Leon, on September 10, 1999, the first certified copy of which is duly recorded in the Public Register of Property and Commerce of the City of Monterrey, Nuevo Leon, under Number 2468, no page number, Volume 431, Book No. 3, Second Auxiliary, Instruments of Commercial Companies, Commerce Section.

"Dollar/Euro Exchange Rate" shall mean the exchange rate between the Dollar and the Euro, published by Banco de Espana for a specific Business Day.

                                    CLAUSES

By virtue of the agreements and covenants set forth herein, the parties express their intent as follows:

Clause One. TN Stock Purchase Option.

1.1. TN Stock Purchase Option. Subject to the suspensive condition that the IPO occur within 1999 and within this same year the purchase be consummated and the price be paid as stipulated in the Purchase Contract, Telefonica, S.A. grants to Bidasoa a purchase option over the TN Shares, and Bidasoa acquires the option to purchase if it so decides and exercises its right pursuant to the provisions of this


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                                                                   Final Version

      contract and pays the price [ILLEGIBLE] the TN Shares, which will be transferred, free of encumbrances, charges and allocations, and including each and every one of the corporate and economic rights inherent in them.

1.2. Gratuitous Nature of Option Right. The parties expressly state that the option right that Telefonica, S.A. grants to Bidasoa is free of charge, and the granting of it shall not engender any consideration.

1.3. Exercise of Option Right and Price of Purchase of TN Shares. The purchase price to be paid by Bidasoa if its option is exercised shall be the sum of US$220,000,000.00 (two hundred twenty million dollars) as consideration for the TN Shares that are to be transferred to it. Bidasoa agrees to pay such consideration simultaneously with the transfer of ownership of the TN Shares to Bidasoa, free of any encumbrance, allocation or limitation of ownership. Bidasoa's obligation to pay the purchase price of the TN Shares shall be subject to the suspensive condition that it receives from Teleline the full payment of the price that, in the amount of US$220,000,000.00 (Two hundred twenty million dollars), Teleline is to pay to it under the Purchase Contract.

1.4. Number of Shares. The number of TN Shares that Bidasoa is to receive if it exercises the TN stock purchase option shall be determined by dividing the sum of US$220,000,000.00 (Two hundred twenty million dollars 00/100) in currency of legal tender of the United States of America by the Institutional Price per Share, using the Dollar/Euro Exchange Rate on the date on which the IPO is conducted. Bidasoa's acquisition and holding of TN Shares shall conform to the provisions of Clause Two of this Contract.

Clause Two. Bidasoa Obligations derived from Stock Subscription

Bidasoa shall assume the following obligations, with respect to Telefonica, S.A., as to the TN Shares for which it subscribes in the event that it exercises the option granted through this Contract.

2.1. Restrictions on Sale of TN Shares. Bidasoa shall be prevented from transferring any of the TN Shares that it acquires under this Contract, on Spanish Stock Exchanges, on the NASDAQ or on any other capital markets, for six (6) months following the date of the IPO or the date on which Bidasoa acquires the TN Shares, whichever happens first. After that time period, Bidasoa may transfer TN Shares that it acquires under this Contract in the following amounts: (i) from the seventh to the twelfth months following the IPO or the Closing Date, whichever occurs first, it may have transferred up to 25% (Twenty-five percent) of those TN Shares;
      (ii) from the thirteenth to the eighteenth months following the IPO or the Closing Date, whichever occurs first, it may have transferred up to 50% (Fifty percent) of those TN Shares; (iii) from the nineteenth to the twenty-fourth months following the IPO or the Closing Date, whichever occurs first, it may have transferred up to 75%


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      (Seventy-five percent) of those TN Shares; and (iv) after the twenty-fourth month following the IPO or the Closing Date, whichever occurs first, it may have transferred all of those TN Shares;

2.2 Preemptive Right. At any time as of the Closing Date on which Bidasoa acquires TN Shares, Telefonica, S.A. shall have a preemptive right for acquiring any TN Shares that Bidasoa offers for sale. Such right may be exercised through Telefonica, S.A. or by any third party that is designated, with respect to all TN Shares that Bidasoa offers for sale. Before transferring any TN Share, Bidasoa must notify Telefonica, S.A. of its desire to transfer them, including the terms and conditions to which such transfer would be subject. In such event, Telefonica, S.A., shall have five (5) Business Days in which to notify Bidasoa as to whether or not it wishes to exercise its preemptive right. After that time period, with no response from Telefonica, S.A. or if Telefonica, S.A. declines to exercise its right, Bidasoa shall be at liberty to transfer its TN Shares for thirty (30) Business Days after any of these eventualities occurs, under terms and conditions no less favorable for Bidasoa than those established in the original offering. Should it exercise its preemptive right to acquire such TN Shares, Telefonica, S.A. shall have the same period of thirty (30) Business Days in which to formalize the acquisition, pursuant to the terms and conditions established in the Bidasoa offering.

2.3.  Exception to Preemptive Right. Notwithstanding the provisions of Clause
      2.2 above, Bidasoa may at any time transfer the TN Shares or any portion thereof that Bidasoa acquires under this Contract to any Subsidiary, Direct Subsidiary or Controller of Bidasoa, on the understanding that such Subsidiary, Direct Subsidiary or Controller must expressly and with advance notice to Telefonica, S.A., assume each and every one of the obligations that correspond to Bidasoa under this Contract and the rights of Telefonica, S.A. derived from this Contract shall not be adversely affected by virtue of such transfer.

2.4. Exercise of Voting Right. Bidasoa agrees to exercise the voting right that it has as a holder of the TN Shares that it acquires under this Contract pursuant to the instructions that it receives from Telefonica, S.A., on the understanding that in resolutions that in a discriminate fashion adversely affect only the interests of Bidasoa as a holder of the TN Shares, Bidasoa shall not be required to vote pursuant to the instructions that it receives from Telefonica, S.A.

2.5. TN Stock Administration Deposit Contract. To guaranty performance of the various obligations that Bidasoa assumes under this Contract, Bidasoa agrees to deliver any TN Shares that it comes to acquire under this Contract to the Depository, pledging them in the manner stipulated in the Stock Administration Deposit Contract.


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2.6.  Payments. The payment that Bidasoa is to make to Telefonica, S.A. in cash shall be made through transfer of funds immediately available in Dollars, in the amount designated by Telefonica, S.A. in writing for that purpose.

Clause Three. Representations and Warranties of Bidasoa.

Bidasoa represents and warrants that, as of today's date:

3.1. Formation. Bidasoa is a company duly organized, with valid existence pursuant to the laws of the Kingdom of The Netherlands.

3.2. Company Authorization. Bidasoa has powers and the proper corporate authorizations to enter into this contract and to conduct the transactions stipulated in it; Bidasoa's signing, delivery and performance of this contract has been duly authorized by all necessary corporate authorities; this contract has been duly signed and delivered by Bidasoa and, should it exercise the option, shall constitute a valid and legally binding obligation for Bidasoa, enforceable pursuant to its terms, unless such enforceability is limited by bankruptcy, insolvency, reorganization or similar rights that generally affect the rights of the creditors, or by general equity principles.

3.3. There are no Restrictions. Bidasoa is not a party to any major contract or any judgment, award, mandate, document, relief or decree, nor is it subject to or bound by them, from any court of law, government agency or arbitrator, that might conflict with or be infringed by its signing, delivery or performance of this contract and the acquisition of the TN Shares if it exercises its option. All required third-party consents shall be obtained before the Closing Date.

Clause Four. Representations and Warranties of Telefonica, S.A.

Telefonica, S.A. represents that it warrants, on today's date and on the Closing
Date:

4.1. Formation. Telefonica, S.A. is a company duly organized, with valid existence pursuant to the laws of Spain.

4.2. Company Authorization. Telefonica, S.A. has powers and the corporate authorizations to enter into this contract and to conduct the transactions stipulated in it; Telefonica, S.A.'s signing, delivery and performance of this contract has been duly authorized by all necessary corporate authorities for Telefonica, S.A.; has been duly signed and delivered by Telefonica, S.A. and, should Bidasoa exercise its option, shall bind Telefonica, S.A. to transfer the TN Shares pursuant to this contract, enforceable pursuant to its terms, unless such enforceability is limited by bankruptcy, insolvency, reorganization or


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                                                                   Final Version

      similar rights that generally affect the rights of the creditors, or by general equity principles.

4.3. There are no Restrictions. Bidasoa is not a party to any major contract or any judgment, award, mandate, document, relief or decree, nor is it subject to or bound by them, from any court of law, government agency or arbitrator, that might conflict with or be infringed by its signing, delivery or performance of the agreements or that might obstruct the realization thereof. All required third-party consents shall be obtained before the Closing Date.

4.4.  Best Effort for IPO. TN has made its best effort to conduct the IPO.

Clause Five. Exercise of Purchase Option and Closing Date.

5.1. Bidasoa may exercise its purchase option as of the date of this Contract and until the fifth Business Day prior to the date indicated in the IPO for confirmation of purchase orders by the institutional investors. The option shall be exercised by delivering to Telefonica, S.A. a document written pursuant to the model in Exhibit B, signed by a duly accredited agent of Bidasoa. The exercise of the Option shall constitute for Bidasoa the obligation to purchase the TN Shares and to pay the price agreed in this contract and for, Telefonica, S.A., the obligation to sell the TN Shares to Bidasoa for that price established in clause 1.3 of this Contract on the Closing Date.

5.2. The Closing Date shall coincide with the closing date of the Purchase Contract.

5.3. Location of Closing. The Closing shall take place in the TN offices in Madrid, Spain, or at any other location that Telefonica, S.A. and Bidasoa agree to in writing.

5.4. Documents to be Delivered by Telefonica, S.A. On the Closing Date, Telefonica, S.A. shall deliver the following to Bidasoa or cause the following to be delivered to Bidasoa on its behalf:

      5.4.1. The certificates representing the TN Shares to be transferred, which delivery shall be accomplished directly to the Depository pursuant to the Stock Administration Deposit Contract.

      5.4.2. The Opinion of Telefonica's legal advisors pursuant to Exhibit C which, signed by the parties, is attached to this contract.

Clause Six. Resolutory Condition.


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Extinction of purchase option and sale obligation once the option is exercised, if the Closing does not take place in 1999: Notwithstanding the prior notification of exercise of the option by Bidasoa, if for any reason the IPO does not occur in 1999, or the purchase/sale of the Terra Shares between Teleline and Bidasoa pursuant to the Purchase Contract is not consummated in 1999, this option shall terminate and become void, and the parties shall be released from any purchase/sale obligation and payment for the TN Shares, with no liability for it.

Clause Seven. Effects of Exercise of Option and Specific Performance of Delivery Obligation.

Subject to the fulfillment of the conditions stipulated in Clause One of this Contract, Bidasoa's exercise of the option shall presuppose formalization of the Purchase Contract over the TN Shares, and Telefonica, S.A. shall be required, in the capacity of seller, to deliver the TN Shares and to consummate the transfer of their ownership at the Closing, pursuant to the provisions of this Contract. Telefonica, S.A. expressly accepts the possibility of the specific performance of its delivery obligation in the event of nonperformance on its part.

Clause Eight. Expenses.

Telefonica, S.A., as party of the first part, and Bidasoa, as party of the second part, shall assume their own expenses connected with the negotiation, drafting, signing, delivery and performance of this Contract and the contracts stipulated hereby. Bidasoa, as party of the first part, and Telefonica, S.A., as party of the second part, represent and warrant to the other party that the negotiations connected with this Contract and the transactions stipulated herein have been carried out in such fashion that they shall not give rise to any valid claim against the other Party, Terra, TN or Teleline for brokerage commissions, intermediation commissions or other similar payments.

Clause Nine. Confidentiality.

No press release shall be issued, nor shall the terms of this Contract be disclosed to third parties without the mutual authorization of Bidasoa and Telefonica, S.A., except for any information that is necessary or appropriate to disclose in connection with TN's IPO. Telefonica, S.A. and Bidasoa may agree as to the time and nature of the announcement of the transaction that will be made to the employees of each party.

Clause Ten. General Provisions.

10.1. Cooperation. Each Party hereto shall make its best effort to make or cause to be made, and to cooperate with the other Party hereto, to the extent necessary, as to all the shares, and to make or cause to be made, pursuant to applicable laws, all


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      things necessary, appropriate or advisable for conducting or exercising the transactions stipulated by this Contract.

10.2. Waivers. Bidasoa's nonperformance of any of its obligations or agreements set forth herein may be waived only by Telefonica, S.A., in writing. Nonperformance of Telefonica, S.A., of its obligations or agreements set forth in herein may be waived only by Bidasoa, in writing.

10.3. Notices. All notices and other communications that are required or permitted under this Contract shall be made in writing and sent to their addressee by fax, which must be confirmed by original document signed by an authorized agent of the Party giving the notice or communication, that is sent by DHL, Federal Express or other global express courier service that offers delivery times equal to or better than those of the companies mentioned, on the understanding that the communication or notice shall be effective as of the faxing date but only if the signed original communication or notice is delivered to its recipient within two (2) Business Days following the faxing date. If the original notice or communication is not received within that time period, it shall be effective until the Business Day on which such original notice or communication is delivered.

      Such notices or communications must in all cases be sent to the following addresses:

      (i)   If addressed to Bidasoa:

            Olympic Plaza
            Fred Roeskstraat 123
            Amsterdam: Guido Nieuwenhuizen
            Fax #: (31) 20-577-1188

            With copy for:

            Fernando Elizondo O.
            Coral 108
            Colonia Villa del Pedregal
            66280 San Pedro Garza Garcia, N.L.
            Mexico
            Fax #: (52-8) 303-4784

            and also copy for:

            Wenceslao Renovables
            Moliere 39, Piso 7


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                                                                   Final Version

            Polanco Chapultepec
            11560 Mexico, D.F.

(ii)  If addressed to Telefonica, S.A. or to TN:

            Telefonica, S.A.
            Gran Via, 28
            28013 Madrid, Spain
            Attention: Assistant Secretary General

            with copies to: Terra Networks, S.A.
            Edificio Atica No. 1
            Avenida de Europa No. 33
            28224 Pozuelo de Alarcon (Madrid), Spain
            Attention: Ms. Cristina Lomana

            and to

            Baker & McKenzie Abogados, S.C.
            Oficinas en el Parque - piso 10
            Blvd. Antonio L. Rodriguez 1884 Pte.
            64650 Monterrey, Nuevo Leon
            Attention: Mr. Andres Ochoa Bunsow
            Fax # (8) 399-1399

Such names and addresses may be changed by written notice to each person indicated above.

Notwithstanding the foregoing provisions in this Clause, the Parties may choose to give any notice or communication by personally delivering the corresponding document to the appropriate address pursuant to the above, in which case such communication or notice shall be effective on the date of delivery thereof, and the signature in acknowledgment of receipt of the employee or agent of the recipient performing such function must be obtained.

10.4. Applicable Laws and Dispute Resolution. This Contract shall be governed and interpreted pursuant to the laws of Mexico.

10.5. Any dispute, claim or conflict arising from this Contract or connected with it, or with the interpretation or violation of it, shall be submitted to arbitration pursuant to the rules of the International Chamber of Commerce in Paris insofar as such rules are not incompatible with this paragraph. The decision on the award of the arbitrators may be confirmed in any court of law that has jurisdiction for it or such court of law confirming the award may be asked to enforce it, if necessary. The arbitration petition shall be made within a reasonable time period


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       calculated as of the onset of the claim, the dispute or any other matter in doubt, and under no circumstances shall it be done after the date on which the filing of the equity or legal actions, based on such claim, dispute or any other matter in doubt, is time-barred under the applicable statute of limitations.

10.6. The arbitral tribunal shall be composed of three arbitrators, one of whom shall be appointed by each one of the Parties hereto. The two arbitrators appointed in this manner shall designate a third arbitrator, on the understanding, however, that if the two arbitrators fail to reach an agreement as to the appointment of the third arbitrator, either arbitrator may ask the International Chamber of Commerce in Paris to make the appointment.

10.7. The location of the arbitration shall be the City of Dallas, Texas, and it shall be conducted in the English and/or Spanish languages, without distinction.

10.8. Each Party hereby waives the requirement of a hand-delivered notice of arbitration, and agrees that it may be done in writing, by certified or registered mail, with confirmation of receipt, to the address indicated in this Contract, and any petition made in such manner shall be considered made on the tenth Business Day following, calculated as of when such petition has been placed in the mail.

10.9. Any legal action filed as support for the arbitration regarding this Contract, including precautionary measures, shall be submitted to the appropriate judicial authority. Each one of the Parties hereto (a) accepts, generally and unconditionally, the exclusive jurisdiction of said court and any related court of appeals, and irrevocably waives any objection that now or in the future it might have as to the venue of any dispute, legal action or lawsuit filed in such courts, or as to such courts' being an inappropriate venue.

10.10. Counterparts. This Contract may be signed simultaneously in one or more counterparts, each one of which shall be considered an original, but all of them together shall constitute one and the same instrument.

10.11. Headings. The headings of the various clauses that this Contract contains are solely for reference purposes and shall not in any way affect the meaning or interpretation of this Contract.

10.12. Indivisible Contract. This Contract, including its exhibits and the documents indicated herein, shall constitute the entire Contract and the agreements of the parties hereto as to the subject contained herein. There are no restrictions, undertakings, representations, absolute warranties, warranties or commitments other than the ones expressly stipulated or indicated herein. This Contract replaces all previous contracts and agreements made between the Parties as to said subject.


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10.13. Amendments and Changes. This Contract may be amended or changed only with the written agreement of the Parties hereto.

10.14. Binding Nature: Benefits. This Contract shall benefit the Parties hereto and their respective successors and assignees, and shall be binding on them; nothing included in this Contract expressly or implicitly has the intent of granting any person other than the Parties hereto or their respective successors and assignees any right, recourse, obligation or liability under this Contract or by reason of it.

10.15. Transfer. This Contract may not be transferred by any of the Parties hereto, except with the advance written consent of the other Parties hereto.

10.16. Transfer Taxes. Income Tax by reason of this transaction or the sale, transfer or delivery of the Shares, shall be payable and shall be assumed by Bidasoa.

10.17. Best Knowledge and Belief. For the purposes of this Contract, the phrase "to the best of Bidasoa's best knowledge and belief" when applied to a representation or warranty made by Bidasoa, shall be considered as meaning "to the best of Bidasoa's knowledge and belief" after proper investigation; and "knowledge and belief" as used in that phrase shall be considered as including all matters that Bidasoa or any officer of the Subsidiary in actuality were familiar with or should have been familiar with after a proper investigation.

10.18. Language. The Parties agree that this Contract may also be signed in the English language, on the understanding that, in the event of any difference, in the opinion of any of the parties, as to the content or one or the other version, in all cases this version in Spanish shall prevail.


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

                                                                   Final Version

      IN WITNESS WHEREOF, the Parties hereto have signed this Contract on the date indicated

                                TELEFONICA, S.A.
                                   [signature]
                            Mr. Diego Lozano Romeral
                            Assistant General Manager
                         Assistant Secretary General and
                   Secretary of the Board of Telefonica, S.A.

                                  BIDASOA, B.V.

        [signature]                                       [signature]
  By: ATC Management BV                             By: ATC Management BV
  Mr. Guido Nieuwenhuizen                                Mr. Dirk Stolp
           Agent                                             Agent

                                                                    EXHIBIT A

                                                Subject to Change by the Trustee

          AGREEMENT ON DEPOSIT OF SHARES FOR PURPOSES OF ADMINISTRATION

Agreement on Deposit of Shares for Purposes of Administration entered into this ___ day of ___________________ of _______ by Bidasoa, B.V., a Dutch company, represented by Mr. ________________________ and Mr. ________________________,
(herein after "Bidasoa") and Terra Networks, S.A., a Spanish company represented by Mr. ________________________, (hereinafter "TN-Espana"), and
________________________, represented in this act by its
________________________, Mr. ________________________ (hereinafter the
"Trustee"), in accordance with the following recitals, definitions, and clauses.

                                    RECITALS

I. The Trustee states that it is a financial institution duly established and in existence in accordance with the laws of the kingdom of Spain, and that it has the appropriate authorization from the Banco de Espana to carry out operations involving the custody of securities. The Trustee agrees to participate as a trustee in this Agreement.

II. Bidasoa states that it is a Dutch company, duly established in accordance with the laws of Holland, and that it is the owner and registered stockholder of the totality of the common, registered Class A shares (hereinafter "Class A Shares of TN-Mexico"), with full voting rights, representing 25 % of the capital stock of Terra Networks Mexico, S.A. de C.V., a Mexican company (hereinafter "TN-Mexico").

III. TN-Espana declares that it is a Spanish company, and that it is the owner and registered stockholder of the totality of the Class B preferred, registered shares, with limited voting rights, representing 75% of the total capital stock of TN-Mexico.

IV.      Bidasoa and TN-Espana jointly state that:

         A. On September 10, 1999 they incorporated, as founding shareholders, a Mexican corporation named Terra Network, S.A. de C.V., pursuant to Public Recording No. 6,232, granted before Atty. Eduardo Manautou Ayala, Notary Public Number 123 in and for the city of Monterrey, Nuevo Leon, whose first official copy is duly recorded with the Public Registry of Property and Commerce in the city of Monterrey, Nuevo Leon, under No. 2468, with no Page No., Volume 431, Second Auxiliary Book No. 3 for Public Recordings of Commercial Companies, Commercial Section.




                                       1                              [initials]

         B. That Terra Network, S.A. de C.V. was incorporated with a capital stock of 50,000.00 pesos (Fifty Thousand pesos), legal currency of the United Mexican States, subscribed and paid up in full by (i) Bidasoa, which subscribed and paid up the totality of the 1,250 Common, Registered Class A Shares of TN-Mexico, with a par value of 10.00 pesos (ten pesos 00/100) each and full voting rights, represented by No. 1-A stock certificates, which shares represented 25% of the corporation's total capital stock, and (ii) TN-Espana, which subscribed and paid up the totality of the 3,750 Preferred, Registered Class B Shares, with a par value of 10.00 pesos (ten pesos 00/100) each and limited voting rights, represented by No. 1-B stock certificates, which shares represented 75% of the corporation's total capital stock.

         C. That Bidasoa and TN-Espana held a Special and Regular General Shareholders' Meeting of Terra Network, S.A. de C.V., where, among the other resolutions, a resolution was approved changing the company's name to Terra Networks Mexico, S.A. de C.V. (hereinafter "TN-Mexico"), and the company's capital stock was increased by the sum of 564,378,000.00 pesos (Five Hundred Sixty-Four Million, Three Hundred Seventy-Eight Thousand pesos 00/100), equivalent on that date to the sum of
                  U. S. $60,000,000.00 (Sixty Million dollars 00/100). This increase was subscribed by (i) Bidasoa, which subscribed and paid up 25% (twenty-five percent) of said increase, that is, the totality of the Class A Shares of TN-Mexico, with full voting rights, issued in relation to the increase and represented by No. 2-A and 3-A share certificates, each representing half of the Class A shares issued in relation to the capital increase, and (ii) TN-Espana, which subscribed and paid up 75% (seventy-five percent) of said increase, that is, the totality of the Class B shares, with limited voting rights, issued in relation to the increase, represented by No. 2-B share certificates.

         D. On October 5, 1999, Bidasoa and TN-Espana entered into a Agreement for the Sale of Shares (hereinafter the "Agreement for the Sale of Class A Shares of TN-Mexico"), a copy of which is attached to this Deposit Agreement, signed by the parties and marked as Attachment A, which forms an integral part of this Deposit Agreement. Thereunder, TN-Espana is to acquire from Bidasoa the totality of the Class A Shares issued by TN-Mexico at the time of its incorporation and in relation to the capital increase approved at the Special and Regular General Shareholders' Meeting referred to in the preceding paragraph (hereinafter the "Class A Shares of TN-Mexico"), once certain suspensive conditions have been met, which are set forth in the Agreement for the Sale of Class A Shares of TN-Mexico.

         E. In accordance with the Agreement for the Sale of Class A Shares of TN-Mexico, as consideration for the purchase of the Class A Shares of TN-Mexico, TN-Espana agrees to pay Bidasoa:



                                       2                              [initials]

                  1. The sum of US$15,000,000.00 (Fifteen Million Dollars 00/100) in ready money as an advance, and Bidasoa in this act acknowledges that it has received said sum on today's date to its full satisfaction (hereinafter the "Advance"), and

                  2. Once the suspensive conditions for the sale of the Class A Shares of TN-Mexico have been met, and simultaneous to conveyance of the ownership thereof to TN-Espana, free of any encumbrance, reservation, or restriction of dominion whatsoever, the Remaining Price (defined below) or the New Remaining Price (defined below), as applicable, may be paid by TN-Espana to Bidasoa using shares issued by TN-Espana (hereinafter the "TN-Espana Shares") provided that this is appropriate pursuant to Clause Two of the Agreement for the Sale of Class A Shares of TN-Mexico.

         F. Clauses 2.4.5 and 2.6 of the Agreement for the Sale of Class A Shares of TN-Mexico set forth that a Conditional Deposit shall be established on the TN-Espana Shares, in order to secure performance of the obligations assumed by Bidasoa in the above-mentioned Agreement.

                                   DEFINITIONS

For effects hereof, unless expressly set forth to the contrary in this agreement, the terms, phases, and words listed below shall have the following meanings:

"Class A Shares of TN-Mexico" means the totality of the common, registered Class A shares issued by TN-Mexico with a par value of 10.00 pesos (ten pesos 00/100) each and full voting rights, represented by No. 1-A, 2-A, and 3-A stock certificates issued by TN-Mexico. These shares are fully subscribed and paid up by Bidasoa, and represent 25% of the capital stock of TN-Mexico.

"Deposited Shares" shall have meaning defined under Clause 1.1 hereof.

"Class A Shares of TN-Espana" shall mean the common shares issued in the past, present, or future by TN-Espana, fully subscribed, paid up, free of any encumbrance, charge, or reservation, and registered in such a way that, while observing the restrictions set forth herein on the sales of said shares, they are entitled to be sold as of the Date of Closing (defined below) on Spanish Stock Markets (defined below), or on NASDAQ (defined below), at Bidasoa's option.




                                       3                              [initials]

"Advance" means the amount of US$15,000,000.00 (Fifteen Million Dollars 00/100) in ready money, which shall be paid to Bidasoa by TN-Espana in accordance with the terms of Clause 1.2 of the Agreement for the Sale of Class A Shares of TN-Mexico.

"Arbitrators" refers to arbitrators designated to decide such controversies as may arise in relation to the Agreement for the Sale of Class A Shares of TN-Mexico, pursuant to Clause 14.4 of said agreement.

"Investment Bank" means a world-class investment bank selected by Bidasoa and TN-Espana in accordance with the Agreement for the Sale of Class A Shares of TN-Mexico.

"Spanish Stock Markets" means finance markets for the purchase and sale of securities accepted for trade, located in Spain and controlled by the National Securities Market Commission of Spain.

"Closing" means the act through which Bidasoa conveys full ownership over the Class A Shares of TN-Mexico, free of any encumbrance or restriction of dominion, to TN-Espana, and the act through which TN-Espana makes payment of the Remaining Price (defined below) or the New Remaining Price (defined below), as applicable, to Bidasoa.

"Agreement" means this Agreement on Deposit of Shares for Purposes of Administration.

"Agreement for the Sale of Class A Shares of TN-Mexico" shall have the meaning defined in Recital IV.D hereof.

"Share Lien Agreement" means the Share Lien Agreement entered into on October 5, 1999 between the Parties, in accordance with the terms of Clause 2.6 of the Agreement for the Sale of Class A Shares of TN-Mexico.

"Controlling Company" shall mean any company owning at least ninety-nine percent (99%) of the shares of another company to which said term refers.

"Trustee" means ________________________, a Spanish financial institution.

"Banking Day" or "Banking Days" means any day other than a Saturday, a Sunday, or a day on which banks are permitted to close in one or more of the cities of Madrid, Spain; Monterrey, Nuevo Leon, Mexico; or Amsterdam, Holland.

"Dollar" or "Dollars" means the legal currency of the United States of America.

"Date of Closing" means the date on which the Closing takes place in accordance with the terms of Clause Five of the Agreement for the Sale of Class A Shares of TN-Mexico.




                                       4                              [initials]

"Affiliate" shall mean any company whose shares are at least ninety-nine percent (99%) owned by another company, which, in turn, owns at least ninety-nine percent (99%) of the shares of the company to which said term refers.

"IPO" or "Initial Public Offering" means the initial primary or secondary offer and placement of the shares of TN-Espana, and their subsequent acceptance for trade on any of the securities markets or exchanges of Spain, the United States of America or any other country, as well as NASDAQ.

"Mexico" means the United Mexican States.

"NASDAQ" means the National Association of Securities Dealers Automated Quotations, a computerized system operated by the National Association of Securities Dealers of the United States of America, that provides price quotations for securities traded over-the-counter by securities dealers.

"New Remaining Price" means the price, beyond the Advance, that TN-Espana shall pay Bidasoa in accordance with the terms of Clause 2.3 of the Agreement for the Sale of Class A Shares of TN-Mexico, which would be applicable should the Closing occur after December 31, 1999, including, if applicable, TN-Espana Shares.

"Parties" means Bidasoa and TN-Espana.

"Peso" or "Pesos" means the legal currency of Mexico.

"Remaining Price" means TN-Espana Shares whose Institutional Price per Share (defined below) in the aggregate is the sum of US$220,000,000.00 (Two Hundred and Twenty Million Dollars 00/100), which TN-Espana shall pay, beyond the Advance, as consideration for the Class A Shares of TN-Mexico in accordance with the terms of Clause 2.2 of the Agreement for the Sale of Class A Shares of TN-Mexico.

"Institutional Price per Share" means the price accepted by TN-Espana as the price per share of the stock it issues, offered to institutional investors as part of the IPO conducted, if applicable, on Spanish Stock Markets, NASDAQ, or stock exchanges of any other country on the date of the IPO.

"Direct Subsidiary" means any company whose shares are at least ninety-nine percent (99%) owned by another company to whom said term refers.

"LIBOR Rate" means a simple annual interest rate equivalent to (i) the annual rate appearing on Page 3750 of the Telerate screen (or of any page replacing it) as the compound rate offered for interbank deposits in London, for the time period closest to the one for which the rate is applicable, shown under the heading "USD" at 11:00 a.m. (London time) two (2) banking days before the date on which payment of the New Remaining Price is scheduled; or (ii) if the rate specified in Clause (i) cannot be determined, the annual rate equivalent to the arithmetic mean of the rates appearing on the page known as the "LIBO" page of Reuters Monitor Money Rates Services (or any page replacing it) at approximately 11:00 a.m. (London time) two (2) banking days before the date on which payment of the New Remaining Price is scheduled.




                                       5                              [initials]

"Telefonica, S.A." means Telefonica, S.A., a Spanish company, or any affiliate or subsidiary thereof, which is a stockholder of shares representing the capital stock of TN-Espana.

"TN-Mexico" means Terra Networks Mexico, S.A. de C.V., a Mexican company, incorporated pursuant to Public Recording Number 6,232 granted before Atty. Eduardo Manautou Ayala, Notary Public Number 123 in and for the city of Monterrey, Nuevo Leon on September 10, 1999, whose first official copy is duly recorded with the Public Registry of Property and Commerce in the city of Monterrey, Nuevo Leon, under No. 2468, with no Page No., Volume 431, Second Auxiliary Book No. 3 for Public Recordings of Commercial Companies, Commercial Section.

                                     CLAUSES

Based on the agreements and covenants set forth herein, the parties express their will in the following terms:

CLAUSE ONE. ESTABLISHMENT OF DEPOSIT

1.1 Pursuant to Clause 2.4.5 of the Agreement for the Sale of Class A Shares of TN-Mexico, Bidasoa hereby delivers, in deposit to the Trustee's administration, the TN-Espana Shares that it receives on today's date from TN-Espana in payment of the Remaining Price or the New Remaining Price, as applicable (hereinafter the "Deposited Shares"), so that the Trustee may administer them in accordance with the instructions and purposes set forth herein. The signing of this Agreement formally constitutes a receipt granted by the Trustee in favor of Bidasoa for the Deposited Shares.

1.2 Bidasoa expressly states that all fruits of any nature generated in favor of Bidasoa as registered stockholder of the Deposited Shares, including any dividends or bonus stock issued, also form a part of the deposit.

1.3 The Parties agree that the Deposited Shares shall remain on deposit to secure compliance with (i) any obligations arising from the Agreement for the Sale of Class A Shares of TN-Mexico that are the responsibility of Bidasoa and that subsist subsequent to the Closing under the terms thereof, and (ii) the restrictions set forth in Clause 2.4 of the Agreement for the Sale of Class A Shares of TN-Mexico with respect to the holding of the Deposited Shares, including but not limited to:




                                       6                              [initials]

         1.3.1 Restrictions on the sale of the Deposited Shares set forth in Clause 2.4.1 of the Agreement for the Sale of Class A Shares of TN-Mexico;

         1.3.2    Preemptive rights granted on the Deposited Shares under Clause
                  2.4.2 of the Agreement for the Sale of Class A Shares of TN-Mexico; and

         1.3.3 The obligation to exercise voting rights derived from the Deposited Shares so long as Bidasoa is their owner, in accordance with the instructions received from Telefonica, S.A. in accordance with the terms of Clause 2.4.4 of the Agreement for the Sale of Class A Shares of TN-Mexico.

CLAUSE TWO. RELEASE OF DEPOSITED SHARES

The parties agree that the Deposited Shares shall be automatically released from the deposit established hereunder upon compliance with the terms for lifting the restrictions on the sale of the Deposited Shares referred to in Clause 1.3.1 hereof, and only in the proportion in which said restrictions are lifted, unless prior to said date the Arbitrators, as interim equitable relief, have notified the Trustee that TN-Espana has a well-founded claim with respect to Bidasoa's performance of its obligations under the Agreement for the Sale of Class A Shares of TN-Mexico. The trustee shall only release and deliver the Deposited Shares to Bidasoa to the extent that (i) the Arbitrators notify the Trustee that TN-Espana's claim is well-founded, without need for said claim at that time to be fully proven by TN-Espana and (ii) that said claim is for an amount exceeding the value at that time of the shares that shall remain subsequent to the corresponding release.

In the event that there are shares whose release is pending and a claim of the type mentioned herein is received from the Arbitrators, the Trustee may only retain the portion of the shares pending release whose value corresponds to the amount claimed.

Even if the Arbitrators have provided notice of a claim, the Trustee, at Bidasoa's request, shall authorize the sale of shares on which restrictions have been lifted, but that have been retained by the Trustee in the cases mentioned herein, provided that the Trustee is ensured that the net proceeds of the sale, after applicable taxes, shall form part of the Deposit for the effects set forth herein.




                                       7                              [initials]

In the event that as a result of one or more TN-Espana claims filed with the Trustee by the Arbitrators, the Trustee retains shares after the sales restrictions have been lifted that are referred to in Clause 2.4.1 of the Agreement for the Sale of Class A Shares of TN-Mexico, and a final determination is later made that said claim is not well-founded, TN-Espana shall be obligated to indemnify Bidasoa through the payment of interest at the LIBOR Rate plus six
(6) percentage points. Said rate shall be applied to the value of the retained shares or retained amount, as applicable, plus any expenses and/or costs incurred by Bidasoa in relation to said unfounded retention. The interest mentioned herein shall be calculated as of the date on which the Trustee placed the hold on the shares or cash, and up until the same have been delivered to Bidasoa.

CLAUSE THREE. ENFORCEMENT OF DEPOSIT IN THE EVENT OF A BREACH

The Deposited Shares shall form a part of Bidasoa's net worth, despite being subject to the deposit established hereunder. Thus, the Deposited Shares shall at all times be subject to satisfying any obligations that Bidasoa has failed to perform pursuant to this Agreement or pursuant to the Agreement for the Sale of Class A Shares of TN-Mexico or applicable law. The Trustee shall abide by all final orders pronounced by the Arbitrators or by any court that has competent jurisdiction with respect to the Deposited Shares. The release of the Deposited Shares shall not limit any right that TN-Espana may have over the same pursuant to applicable law.

CLAUSE FOUR. TRUSTEE'S AUTHORITY AND OBLIGATIONS

For purposes of performing the role assumed by the Trustee hereunder, the Trustee is empowered to exercise the following authority:

4.1 Receive the Deposited Shares on deposit, keep them, and deliver them to whom they correspond pursuant hereto and pursuant to the Agreement for the Sale of Class A Shares of TN-Mexico, provided that the terms of Clause Two hereof are met.

4.2 So long as this agreement remains in effect, Bidasoa expressly grants the Trustee the right to exercise all corporate rights corresponding to it as the registered stockholder of the Deposited Shares.

4.3 The Trustee shall cast its vote on the deposited shares in the same way as the votes are cast on the shares of TN-Espana that belong to Telefonica, S.A. For said purpose, it shall make a prior request to Telefonica, S.A. for written instructions as indicated in Clause 6.3 hereof. If for any reason the Trustee should fail to receive voting instructions, it must necessarily cast its vote in the same way as Telefonica, S.A. does, so as to comply with the terms of Clause 2.4.4 of the Agreement for the Sale of Class A Shares of TN-Mexico. It is nonetheless understood that on resolutions that particularly and adversely affect the interests of Bidasoa alone as the stockholder of the TN Shares [sic], the Trustee shall not be obligated to vote in accordance with the instructions it receives from Telefonica, S.A.




                                       8                              [initials]

4.4 So long as this Agreement remains in effect, Bidasoa recognizes that the deposit includes all economic rights to which it is entitled as the registered stockholder of the Deposited Shares, especially the right to dividends. All economic risks generated for Bidasoa on the Deposited Shares as a TN-Espana stockholder shall be turned over to the party entitled thereto once the terms of Clause Two hereof have been met.

4.5 The deposit established hereunder shall be extended to and shall include any certificates of title, securities, tangible or intangible assets, or funds substituting or corresponding to the deposited shares in the event of a merger, dissolution, increase or decrease in capital, share conversion or share swap, transformation, spin-off, or anything else of a similar nature affecting TN-Espana. For said effects, the parties agree to grant, when applicable, any and all publicly recorded and/or non-recorded instruments as may be necessary or beneficial to formalize the increase in the assets that are the subject of the previously established deposit.

4.6 Furthermore, the Trustee shall deliver the deposited shares to Bidasoa as the sales restrictions are lifted that are referred to in Clause
         2.4.1 of the Agreement for the Sale of Class A Shares of TN-Mexico. Said deliveries shall be made upon written request from Bidasoa once the time periods indicated in the above-referenced Clause 2.4.1 of the Agreement for the Sale of Class A Shares of TN-Mexico have lapsed, without need for instructions from TN-Espana.

4.7 To grant such powers of attorney as it deems necessary in favor of the individuals indicated in writing by TN-Espana, so that they may represent the shares at the General Shareholders' Meetings of TN-Espana, and, when necessary, so that they may exercise any other Corporate and Property Rights inherent to the deposited shares, for such time as they are included in this deposit.

4.8 The Trustee shall exercise preemptive and preferential rights on the deposited shares on behalf of the party entitled thereto in accordance with instructions in said regard received from TN-Espana, pursuant to Clause 2.4.2 of the Agreement for the Sale of Class A Shares of TN-Mexico.

4.9 To engage in any other act entrusted to it by TN-Espana and/or Bidasoa, as corresponds to them, pursuant to the terms of this Agreement, that are necessary to achieve the objectives hereof.




                                       9                              [initials]

4.10 The Trustee shall notify the parties of any request it receives from either of them.

CLAUSE FIVE. COMMUNICATION TO THE COMPANY

As of the date of the signing of this contract, TN-Espana shall be kept informed on the deposit of shares established hereunder.

CLAUSE SIX. AUTHORITY OF TN-ESPANA

TN-Espana is authorized to:

6.1 Instruct the Trustee as to the individual or individuals in whose favor the respective powers of attorney shall be granted for exercising the Rights over the deposited Shares.

6.2 Engage in all other acts that are consistent and necessary, without any limitation whatsoever, for carrying out the objectives hereof.

6.3 The parties agree that all instructions given to the Trustee by TN-Espana through the Secretary of the Board of Directors or such person as he or she may designate in relation hereto, shall necessarily be made in writing. The Trustee shall be released from all liability vis-a-vis the parties hereto and third parties, provided that it acts in good faith and in accordance with the instructions it is to receive from TN-Espana pursuant to the terms hereof.

CLAUSE SEVEN. RENDERING OF ACCOUNTS

The Trustee, on a monthly basis, shall prepare a written report to TN-Espana and Bidasoa on the state of the deposit during the corresponding period, and shall send said report to the domiciles referred to below within the first five (5) Banking Days of each month. The parties agree that TN-Espana and Bidasoa shall have a period of fifteen calendar days counting as of the date of receipt of said report to make such observations as it sees fit, if any. In the event that no observation is made within the above-indicated period, their rights to make any observation thereafter shall be precluded.

CLAUSE EIGHT. TERM

The term hereof shall be as necessary for compliance with its objectives, and it shall be extinguished once all the TN-Espana Shares have been released in favor of Bidasoa, and once the applicable time periods have concluded.

CLAUSE NINE. FEES




                                       10                             [initials]

Bidasoa and TN-Espana shall pay the following fees to the Trustee:




CLAUSE TEN. DEFENSE OF THE DEPOSITED SHARES

10.1 The Trustee shall not be responsible for activities, acts, or omissions of the parties or of third parties that impede or hinder compliance with the objectives hereof. In the event that Bidasoa and/or TN-Espana should become aware of said circumstance, they shall be obligated to provide written notice to the Trustee of any situation that could affect the Deposit of the shares established hereunder. Furthermore, the Trustee shall not be obligated to defend the deposited shares, but shall solely be obligated to grant power of attorney to such person or persons as are indicated in writing for said effects by TN-Espana or Bidasoa, as applicable, for administrative, court, or any other proceedings. The Trustee, shall under no circumstance be responsible for the acts of said attorneys in fact, nor shall it be obligated to pay the professional fees or expenses arising from their activities.

10.2 In the event of an emergency, the Trustee may engage in such acts as are indispensable to maintain the deposited shares and the rights derived from them, without prejudice to the authority referred to in the immediately preceding paragraph to indicate to the Trustee a designation of one or more legal agents.

CLAUSE ELEVEN. GENERAL PROVISIONS

11.1 Cooperation. Each of the parties hereto shall make its best efforts with respect to all the shares to do or have done and to cooperate with the other party hereto, in the degree necessary, to do or have done, in keeping with applicable law, anything necessary, appropriate, or beneficial to carry out and implement the operations indicated hereunder.

11.2 Waivers. Failure by Bidasoa to comply with one or more of its obligations or covenants as set forth herein may only be waived by TN-Espana in writing. Failure by TN-Espana to comply with its obligations or covenants as set forth herein may only be waived by Bidasoa in writing.



                                       11                             [initials]

11.3 Notifications: All notifications and other communications required or permitted pursuant hereto shall be made in writing, and shall be sent to their recipients by fax. The fax shall be confirmed by having the original writing signed by an authorized representative of the party making the notification or communication, and sending it via DHL, Federal Express, or another world express messenger service offering delivery times better than or equal to those of the above-mentioned companies. It is understood that the communication or notification shall go into effect on the date of the sending of the fax, but only if the original signed notification or communication is delivered to its recipient within two (2) banking days following the date of the sending of the fax. In the event that the original notification or communication is not received within said time period, the same shall not go into effect until the banking date on which said original notification or communication is delivered. Said notifications or communications shall in all cases be sent to the following addresses:

         (i)      If addressed to Bidasoa:

                  Olympic Plaza
                  Fred Roeskstraat 123
                  Amsterdam 1076EE
                  Attention: Guido Nieuwenhuizen
                  Fax #: (31) 20-577-1188

                  With a copy to:

                  Fernando Elizondo O.
                  Coral 108
                  Colonia Villa del Pedregal
                  66280 San Pedro Garza Garcia, Nuevo Leon
                  Mexico
                  Fax #: (52-8) 303-4784

                  And also copy to:

                  Wenceslao Renovales
                  Moliere 39, Piso 7,
                  Polanco Chapultepec,
                  11560 Mexico, D. F.

                  (ii) If addressed to TN-Espana:

                  Terra Networks, S. A.
                  Gran Via, 28
                  28013 Madrid, Spain
                  Atencion: Secretario General
                  Fax #:



                                       12                             [initials]

                  With copies to:

                  Baker & McKenzie Attorneys, S.C.
                  Oficinas en el Parque - piso 10
                  Blvd. Antonio L. Rodriguez 1884 Pte.
                  64650 Monterrey, Nuevo Leon
                  Attention: Lic. Andres Ochoa Bunsow
                  Fax # (8) 399-1399

                  (iii) If addressed to the Trustee:


                  ----------------------------------

                  ----------------------------------

                  ----------------------------------

Said names and addresses may be changed through written notification to each of the above-indicated persons.

Notwithstanding anything set forth above in this clause, the parties may opt to make any notification or communication through personal delivery of the corresponding writing to the appropriate domicile pursuant to the above. In said case, the communication or notification shall go into effect on the date of delivery of the same, and a signature to acknowledge receipt shall be taken from employee or representative of the recipient who has said function.

10.4 *Applicable Law and Dispute Resolution. This Agreement shall be governed and interpreted in accordance with the laws of Mexico.

         10.4.1 Any dispute, claim, or controversy arising from this Agreement or related thereto, or over the interpretation or violation thereof, shall be submitted to arbitration in accordance with the rules of the International Chamber of Commerce of Paris in the extent to which said laws are not incompatible with this paragraph. The judgment ratifying the award of the arbitrators may be pronounced by any court with competent jurisdiction therefor, or said court may be petitioned to ratify the award for its execution, as applicable. The arbitration petition shall be made within a reasonable time period, counting as of the time that the claim, dispute, or any other question in doubt arises, but in no case after the date on which the matter in law or in equity, on the basis of said claim, dispute, or other question in doubt, would have lapsed under the applicable statute of limitations.



----------

* Translator's Note: Numbering error reproduced in accordance with the Spanish original of this document.



                                       13                             [initials]

         10.4.2 The arbitration panel shall be comprised by three arbitrators, one of whom shall be designated by each Party hereto. The two arbitrators so designated shall in turn designate a third arbitrator, with the understanding, nonetheless, that if the two arbitrators do not reach an agreement with respect to the designation of the third arbitrator, either of the arbitrators may request that the International Chamber of Commerce of Paris make the designation.

         10.4.3 The venue of the arbitration shall be the city of Dallas, Texas, and the arbitration shall be conducted indistinctly in English and/or Spanish.

         10.4.4 Each of the Parties hereby waives the requirement of a hand-delivered arbitration notice and agrees that notice may be made in writing by certified or registered mail, return receipt requested, to the address indicated in this Agreement. The Parties further agree that any petition handled in such a manner shall be deemed made on the tenth following Banking Day, counting as of the date that it was deposited in the mail.

         10.4.5 Any court proceeding brought in support of the arbitration with respect to this Agreement, including interim equitable relief, shall be filed with the competent court authority. Each of the Parties hereto (a) generally and unconditionally accepts the exclusive competency of said court and any related Court of Appeals, and irrevocably waives any objection it might have now or in the future regarding jurisdiction for any litigation, court action, or procedure brought in said courts, or any objection claiming that said courts lack proper jurisdiction.

         10.4.6 Copies. This Agreement may be simultaneously signed in one or more copies, each of which shall be considered an original, but all of which together shall constitute one and the same instrument.

         10.4.7 Headings. The headings to the various clauses contained in this Agreement are for purposes of reference only, and shall in no way whatsoever effect its meaning or interpretation.

         10.4.8 Indivisible Agreement. This Agreement, including its attachments and the documents mentioned herein, constitute the entire Agreement and the covenants between the parties hereto with respect to the objective contained in this Agreement. There are no other restrictions, promises, representations, absolute guaranties, warranties, or commitments other than those expressly set forth or mentioned herein. This Agreement replaces all contracts and agreements previously made between the Parties with respect to said objective.




                                       14                             [initials]

         10.4.9 Amendments and Modifications. This Agreement may only be amended or modified through a written agreement between the Parties hereto.

         10.4.10 Binding Nature. Benefits. This agreement shall enure to the benefit of the Parties hereof and their respective successors and assigns, and shall be binding upon them. Nothing expressly or implicitly included in this Agreement is intended to grant any person other than the Parties hereto, or their respective successors and assigns, any right, remedy, obligation, or liability under this Agreement or arising from it.

         10.4.11 Assignment. This Agreement may not be assigned by any of the parties hereto, except with written consent from its other Parties.

IN WITNESS WHEREOF, the Parties hereto have signed this Agreement on the date set forth in the opening hereof.

                                        TRUSTEE

                                        By: _______________________________
                                        Position: _________________________

                                        TN-Espana
                                        TERRA NETWORKS, S.A.

                                        By: _______________________________
                                        Position: _________________________

                                        BIDASOA
                                        BIDASOA, B.V.

                                        By: _______________________________
                                        Position: _________________________




                                       15                             [initials]

                                                                   Final Version


                                    Exhibit B

                     Model of Letter Exercising Option Right

                                                   October [ ], 1999

Telefonica, S.A.
Gran Via, 28
28006 Madrid

Attn.: Assistant Secretary General

      Dear Sirs:

      This is to inform you that, exercising our option right born of the Option Contract that we signed with you on October 5, 1999 (hereinafter the "Contract"), we have hereby decided to purchase the "TN Shares" covered under the Contract for the total price of US$220,000,000.00 (Two hundred twenty million dollars), at the Institutional Price per Share, using the Dollar/Euro Exchange Rate on the date on which the IPO is conducted, pursuant to the conditions agreed in said Contract.

      Sincerely,


      BIDASOA, B.V.
      by proxy

      Signed [          ]

                                                                   Final Version


                                  BIDASOA B.V.
                                  Olympic Plaza
                              Fred Roeskstraat 123
                                Amsterdam 1076EE

                                                   Amsterdam, October 11, 1999

Telefonica, S.A.
Gran Via, 28
28006 Madrid

Attn.: Assistant Secretary General

      Dear Sirs:

      This is to inform you that, exercising our option right born of the Option Contract that we signed with you on October 5, 1999 (hereinafter the "Contract"), we have hereby decided to purchase the "TN Shares" covered under the Contract for the total price of US$220,000,000.00 (Two hundred twenty million dollars), at the Institutional Price per Share, using the Dollar/Euro Exchange Rate on the date on which the IPO is conducted, pursuant to the conditions agreed in said Contract.

      Sincerely,

      BIDASOA, B.V.
      by proxy


            [signature]                             [signature]
      By: ATC Management BV                     By: ATC Management BV

      Signed Guido Nieuwenhuizen                Signed Dirk Stolp

Received and agreed.

TELEFONICA, S.A.

by proxy

       [signature]
       -------------------------
Signed Diego Lozano Romer


                                       16